Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Comtech Telecommunications Corp.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-143548, 333-125625 and 333-51708) of Comtech Telecommunications Corp. of our reports dated September 23, 2009, relating to the consolidated balance sheets of Comtech Telecommunications Corp. and subsidiaries as of July 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows, for each of the years in the three-year period ended July 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of July 31, 2009, which reports appear in the July 31, 2009 Annual Report on Form 10-K of Comtech Telecommunications Corp. Our report on the Company’s consolidated financial statements referred to above contains an explanatory paragraph relating to the exclusion from management’s assessment of and from our evaluation of the Company’s internal control over financial reporting as of July 31, 2009 associated with one entity acquired in fiscal 2009.

Melville, New York
September 23, 2009